  Exhibit 99.1
For Immediate Release Liberated Syndication Inc. (LSYN) April 12, 2021

Libsyn Acquires Podcast Monetization Platform Glow

Acquisition brings Glow’s membership tools to Libsyn’s platform and unlocks new monetization opportunities for 75,000+ of podcasts

Pittsburgh, PA – April 12, 2021 - Liberated Syndication Inc. (OTC:LSYN) (“Libsyn” or “the Company”), the industry’s leading podcast hosting platform, today announced the acquisition of Glow, a leading podcast monetization platform that enables podcasters to build membership programs and generate listener-supported revenue. Glow’s membership technology, which includes private feed distribution and subscription billing, will allow podcasters on Libsyn’s 75,000+ podcasts to benefit from new monetization features and tap into significant new revenue streams.

Libsyn will integrate Glow as part of its hosting and monetization platform, in the future making it simple for customers to begin generating membership revenue in addition to leveraging Libsyn’s existing hosting, analytics, and monetization product suite. Libsyn-hosted podcasters will be able to easily experiment with and charge for premium content, accept secure payments and distribute the content to listeners in their podcast player of choice. They will also have the option to accept donations from listeners, using the same seamless Glow payment system.

“Libsyn saw the potential of podcasting before almost anyone else, and once again, we are thrilled to be at the forefront of a wave of podcasters who will generate revenue largely from their listeners,” said Libsyn President Laurie Sims. “As shown by our recent acquisition of AdvertiseCast, monetization for podcasters is becoming increasingly important, and Glow will help expand Libsyn’s positioning with podcasters who seek to monetize their content and build direct relationships with listeners. We are thrilled to be working with the team at Glow to bring its tools to Libsyn’s customer base.”

“Our mission at Glow has always been to empower creators, and Libsyn has been at the forefront of that movement for over 16 years,” said Amira Valliani, Glow’s founder and CEO. “This acquisition represents a big step in listener-supported podcasts moving into the mainstream and unlocking new dollars to support the ecosystem. We’re excited for Libsyn to be the steward of Glow’s product going forward.”

Podcasters on Libsyn will be able to begin taking advantage of new membership offerings in the coming months as part of the Libsyn 5 platform. However, hosting on Libsyn will not be required to utilize Glow. Libsyn plans to support all podcasts with monetization efforts regardless of where they host, enabling current Glow customers to continue to generate membership revenue without interruption.

As part of the transaction, the Company did not acquire the growth platform Refer-O-Matic, which Vallani and her team will independently focus on under the Creator Machines entity.

About Liberated Syndication
Liberated Syndication Inc. (“Libsyn”) is a world leading podcast hosting network and has been providing publishers with distribution and monetization services since 2004. In 2020, Libsyn delivered over 6 billion downloads and hosted over 6 million media files from more than 75,000 podcasts. Podcast producers choose Libsyn to measure their audience via IAB V2 certified stats, deliver popular audio and video episodes, distribute their content through smartphone apps (iOS and Android), and monetize via premium subscription services and advertising. The Company also owns Pair Networks, founded in 1996, one of the oldest and most experienced Internet hosting companies, providing a full range of fast, powerful and reliable Web hosting services.

Visit Libsyn on the web at www.libsyn.com and visit Pair Networks at www.pair.com. Investors can visit the Company at the “Investor Relations” section of Libsyn’s website at https://investor.libsyn.com.

About Glow
Glow is a leading podcast monetization platform, powering membership programs for podcasts that reach millions of listeners. Glow’s core product offering makes it simple for any podcaster to charge for and distribute premium content on almost every major podcast app, enabling podcasts to generate income for their work. Glow has processed over a hundred thousand payments on behalf of podcasters, and is home to clients in public radio (WBUR’s Endless Thread), long-standing stalwarts in the podcast space (Twenty Thousand Hertz), and top shows in business and finance (including Acquired and Money for the Rest of Us).

Contact:
At the Company:
Laurie Sims, President and Chief Operating Officer
Liberated Syndication
investor@libsyn.com

Adam Prior, SVP
The Equity Group Inc.
(212) 836-9606
aprior@equityny.com